EXHIBIT 10.5

981 Calle Amanecer San Clemente, CA 92673 (949) 361-1200 PHONE (949) 366-1887 FAX

Memo

To:	James Haefner	From:	Robert E. Grant

CC:	Richard L Harrison	Date:	February 10, 2006

Re:	Severance Benefits Payable on Change of Control

In consideration of your employment by Biolase Technology, Inc. (the “Company” or “Biolase”), the compensation now and hereafter paid to you, this memorandum (hereinafter the “Agreement”) amends and modifies the terms of any employment agreement or offer letter between you and the Company that was entered into between you and the Company prior to or contemporaneously with the date stated on this Agreement.

1. Severance Benefits Upon Change of Control. Upon (i) a Change of Control, as defined herein, and (ii) any termination of your employment (x) by you for Good Reason (defined below) or (y) by the Company other than for Cause (defined below), during the eighteen (18) months following a Change of Control (the “Termination Date”) and provided that you do not exercise any right you may have to revoke the Release (as defined below) within the statutory time frame for doing so (the effective date of the Release being referred to herein as the “Date of Vesting”), each of your unvested stock options, as well as all shares of restricted stock, shall immediately become fully vested and exercisable as of the Date of Vesting. Additionally, you shall be entitled to receive 100% of your then current annual salary plus the full amount of your potential bonus for the current year, which amounts shall become fully vested upon the Date of Vesting, and which shall be paid in one-time lump sum no later than two and one half (2 1/2) months following the Termination Date. Should your employment agreement and/or offer letter not specifically prescribe an annual bonus, then the bonus shall be the same as the prior year’s bonus, if one was paid to you. If your employment agreement and/or offer letter do not specifically prescribe an annual bonus and you were not paid an annual bonus during the year prior to the Change of Control, then you will not be entitled to be paid a bonus upon your termination/resignation following a Change of Control as otherwise provided for herein. Further, you shall be entitled to receive from the Company paid COBRA premiums with respect to medical and dental insurance for the twelve (12) month period following the Termination Date. Further, and only if you were receiving a car allowance prior to the Change of Control, the Company shall pay you, in a single lump sum no later than two and one half (2  1/2) months following the Termination Date, an amount equal to twelve times the then-current monthly car allowance. To the extent that it is permissible by law and in compliance with all plan

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Severance Benefits Payable on Change of Control

February 10, 2006

rules, the Company shall continue to provide you with coverage under the Company’s group life insurance, accidental death and dismemberment policy and disability program during the twelve (12) month period following the Termination Date.

For purposes of this Agreement, termination for “Good Reason” shall mean the resignation of employment by you within ninety (90) days following the occurrence of: (i) a change in your position with the Company which materially reduces your duties or level of responsibility; (ii) any requirement that you relocate (on a regular basis) your place of employment to an office outside of Orange County, California, provided such reduction, change or relocation is effected by the Company without your written consent. In order for you to resign for Good Reason, as defined herein, you must provide thirty (30) day’s advance written notice of such resignation to the Company. Further, you agree that should the Company remedy the basis for such resignation prior to the expiration of such thirty (30) days notice period, then you may not resign for Good Reason.

For purposes of this Agreement, termination for “Cause” shall mean the involuntary termination of the your employment for any of the following reasons:

(i) financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by you to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Board;

(ii) refusal to comply with reasonable directives of the President and Chief Executive Officer and/or the Board;

(iii) breach of your fiduciary duties to the Company, or your gross negligence, reckless or willful misconduct in the performance of your duties;

(iv) failure to perform, or neglect in the performance of, your duties;

(v) misconduct which has a materially adverse effect upon the Company’s business or reputation;

(vi) the conviction of, or plea of nolo contendre to, or an misdemeanor involving dishonesty or fraud;

(vii) any breach of any material term or provision of this Agreement;

(viii) violation of Company policies including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment; or

(ix) your death.

2. Change of Control Defined. For purposes of the foregoing, a “Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated

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under the 1934 Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities; or (ii) approval by the stockholders of the Company of: (x) a merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (y) a complete liquidation or dissolution of the Company; or (z) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

3. Parachute Payment. If any payment or benefit you would receive pursuant a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): (1) reduction of cash payments, (2) cancellation of accelerated vesting of equity awards, and (3) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your equity awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. Alternatively, the Company may wish to retain its primary outside legal counsel to conduct said calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

The accounting or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the

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accounting or law firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting or law firm made hereunder shall be final, binding and conclusive upon you and the Company.

4. Execution of Release as a Condition of Receiving Severance Benefits. Notwithstanding the foregoing, your entitlement to the severance benefits specified above is conditioned upon you properly executing, and not revoking or attempting to revoke, the bilateral release of claims against the Company, its board of directors (the “Board”), its affiliates, and their employees and agents substantially in the form of Exhibit A to this Amendment or, in the event of a change in the law that would limit the effect or scope of the release attached as Exhibit A, a general release in a form that would have the same scope and effect as the release attached as Exhibit A would have had prior to the change in law (the “Release”).

5. Applicability of IRC Code Sec. 409A. Notwithstanding the foregoing, if you are deemed to be a “specified employee” within the meaning of such term in Section 409A of the Internal Revenue Code (“Code”) at the time of your termination/resignation of employment with the Company, and the severance payment(s) described above is deemed to be deferred compensation payable in connection with the separation from your service with the Company that is subject to the requirements of Section 409A of the Code, then such severance payment(s) shall be paid on the sixth (6) month anniversary following the date of your separation from the service with the Company to the extent required to comply with the distribution requirements of Section 409A of the Code.

6. Governing Law. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. By your signature below, you hereby expressly consent to the personal jurisdiction of the state and federal courts located in Orange County, California for any lawsuit filed there arising from or related to the terms of this Agreement.

7. Arbitration. Any controversy, claim or dispute between you and the Company directly or indirectly concerning this Agreement, or the breach or subject matter hereof, including, but not limited to, the granting, terms, vesting or exercisability of stock options, restricted stock, the payment of a bonus, and/or any type of additional compensation or wages, shall be finally settled by arbitration held in Orange County, California. The arbitration will be held under the auspices of either the American Arbitration Association (“AAA”) or Judicial Arbitration & Mediation Services, Inc. (“J•A•M•S”), with the designation of the sponsoring organization to be made by the party who did not initiate the claim. The arbitration shall be in accordance with the AAA’s then-current employment arbitration procedures (if AAA is designated) or the then-current J•A•M•S employment arbitration rules (if J•A•M•S is designated). The arbitrator shall be either a retired judge, or an attorney licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”). The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss, demurrer, and/or a motion for

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summary judgment by any party and shall apply the standards governing such motions under the applicable rules of civil procedure. The Arbitrator shall render a written award and opinion which reveals, however briefly, the essential findings and conclusions on which the award is based. The arbitration shall be final and binding upon you and the Company, except as otherwise provided for by the law applicable to review of arbitration decisions/awards. Either you or the Company may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award. The Company will pay the Arbitrator’s fees and any other fees, costs or expenses unique to arbitration, including the filing fee, the fees and costs of the Arbitrator, and rental of a room to hold the arbitration hearing. However, if you are the party initiating the claim, you shall be responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state which you are (or was last) employed by the Company. You and the Company shall each pay for your/its own costs and attorneys’ fees, if any. However, if any action, suit or proceeding is brought under or in connection with this Agreement, the prevailing party herein shall be entitled to its costs and expenses, including reasonable attorneys’ fees.

8. At Will Employment. You acknowledge that neither this Agreement nor any action taken hereunder shall be construed as giving you any right to be retained in the employ of Biolase (nor any of its present or future subsidiaries or parents) nor shall interfere with or restrict in any way the rights of Biolase (nor any of its present or future subsidiaries or parents), which are hereby reserved, to discharge you at any time for any reason whatsoever, with or without good cause.

9. Entire Agreement; Inconsistency. This Agreement constitutes the entire agreement and understanding of the Company and you with respect to the subject matter hereof and supersedes all prior and contemporaneous written or verbal agreements and understandings between you and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by you and an officer of the Company specifically authorized by the Board for such purpose. Any and all prior agreements, understandings or representations relating to severance benefits are terminated and cancelled in their entirety and are of no further force or effect.

10. Counterparts. This Amendment may be executed in one or more counterparts, all of which together shall constitute one document.

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IN WITNESS WHEREOF, this Amendment is made as of the date first written above.

BIOLASE Technology, Inc.

Name:	/s/ JAMES HAEFNER	By:	/s/ RICHARD L. HARRISON
	James Haefner, an individual	Its:	Executive Vice President, Chief Financial Officer and Secretary

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Severance Benefits Payable on Change of Control

EXHIBIT A TO

JAMES HAEFNER MEMO ON SEVERANCE BENEFITS PAYABLE ON

CHANGE OF CONTROL

DATED FEBRUARY     , 2006

MUTUAL RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Memo on Severance Benefits Payable on Change of Control dated February     , 2006 (the “Amendment “), to which this form shall be deemed to be attached, Biolase Technology, Inc. (the “Company” ) and James Haefner (“Executive”) hereby agree to the following mutual release and waiver of claims (“Release and Waiver” ).

In exchange for the consideration provided to Executive by the Amendment that Executive is not otherwise entitled to receive, Executive hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Sarbanes-Oxley Act of 2002, and any other state, federal, or local laws and regulations relating to employment and/or employment discrimination. The only exceptions are claims Executive may have for unemployment compensation and worker’s compensation, base salary (through the date of termination), prorated incentive pay to the extent that the bonus criteria has been satisfactorily achieved as specified in Executive’s offer letter of the Amendment, outstanding business expenses, and unused vacation earned through the date of termination of Executive.

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In consideration of Executive’s release of claims as set forth above, the Company, on behalf of itself and each of its respective officers, directors, shareholders, employees, attorneys, partners, associates, agents, representatives, predecessors, successors, assigns, and anyone who could claim by or through them, past, present and future, hereby unconditionally and irrevocably releases and forever discharge Executive, his representatives, predecessors, successors, assigns, spouses, heirs, executors and trustees, past, present and future, from any and all claims, demands, causes of action, damages and expenses, whether known or unknown, suspected or unsuspected, with respect to (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; and (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or any other ownership interests in the Company. By this release of claims, the Company is not releasing Executive from his continuing obligations under the Proprietary Information and Inventions Agreement dated                 , 20         (the “Proprietary Information Agreement”).

Both Executive and the Company expressly waive and relinquish any and all rights and benefits they now have or may have in the future under the terms of Section 1542 of the Civil Code of the State of California (“Section 1542”), which sections reads in full as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding Section 1542, and subject to the continuing obligations under the Proprietary Information Agreement, the Company and Executive knowingly and voluntarily waive the provisions of Section 1542 as well as any other statutory or common law provisions of similar effect and acknowledge and agrees that this waiver is an essential part of this Release and Waiver.

Executive acknowledges that, among other rights, Executive is waiving and releasing any rights Executive may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which Executive was already entitled as an executive of the Company. Executive further acknowledge that Executive has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) Executive is hereby advised to consult with an attorney prior to executing this Release and Waiver (although Executive may choose voluntarily not to do so); and (c) Executive has twenty-one (21) days from the date of termination of Executive’s employment with the Company in which to consider this Release and Waiver (although Executive may choose voluntarily to execute this Release and Waiver earlier); (d) Executive has seven (7) days following the execution of this

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Release and Waiver to revoke his consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Executive acknowledges his continuing obligations under the Proprietary Information Agreement. Nothing contained in this Release and Waiver shall be deemed to modify, amend or supersede the obligations set forth in that agreement.

By signing this Release and Waiver, Executive hereby represents that he is not aware of any affirmative conduct or the failure to act on the part of the Company, its officers, directors, and/or employees concerning the Company’s business practices, its reporting obligations, its customers and/or prospective customers, its products, and/or any other any other aspect of the Company’s business, which Executive has any reason to believe rises to the level of unfair, improper and/or unlawful conduct pursuant to any state or federal law, rule, regulation or order, including, but not limited to, any rule, regulation or decision promulgated or enforced by the Securities and Exchange Commission, or which has been promulgated or enforced by any other state or federal office or administrative body pursuant to the Sarbanes-Oxley Act of 2002.

With the exception of the terms set forth in the Proprietary Information Agreement, this Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by the Company that is not expressly stated herein and the Company is not relying on any promise or representation by Executive that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both Executive and a duly authorized officer of the Company.

The Company and Executive agree that for a period of ten (10) years after Executive’s employment with the Company ceases, they will not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of the Company, or any third party media outlet, make any derogatory or disparaging or critical negative statements – orally, written or otherwise – against the other, or against the Executive’s affiliates, any of the Company’s directors, officers, agents, employees, or contractors. The parties acknowledge and agree that the obligation on the part of the Company not to make any derogatory statements as set forth in this paragraph shall only apply to the Company’s officers and directors.

The parties agree that this Release and Waiver does not in any way compromise or lessen Executive’s rights to be indemnified by the Company or otherwise be covered under any applicable insurance policies that Executive would otherwise be entitled to receive and/or be covered by.

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The parties agree that in no way does this mutual release of claims preclude Executive from enforcing his ownership rights pertaining to any stock or stock options which may have been purchased by Executive or granted to Executive by the Company pursuant to a written stock option grant and/or as memorialized in a written Board Resolution (and as reported periodically in the Company’s proxy statements).

BIOLASE TECHNOLOGY, INC.

By:

Title:

Dated:	____________________

Dated:	____________________

James Haefner

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